2018 Compensation Addendum - Brian Stech

	2018	2018 President (3/7/18)	% Change
Base Salary	$ 400,000	$ 400,000	0%
Target Performance Cash Potential (TPCP)	$ 160,000	$ 200,000	25%
Target Performance Equity Potential (TPEP)	$ 280,000	$ 280,000	0%
One-Time RSU Bonus for Accepting Presidents Role	$ -	$ 500,000	N/A
Total Opportunity	**$ 840,000**	**$ 1,380,000**	**64%**

TPCP is earned and paid out quarterly based on achieving team goals, cost reductions, and strategic objectives as determined by the Compensation Committee of the Board of Directors.

TPEP pays out annually and is earned by achieving the 2018 total company Revenue and EBITDA targets as determined by the Compensation Committee of the Board of Directors.

One-Time RSU Bonus of $500,000, 3-year vesting

/S/BRIAN STECH March 7, 2018

Signature Date